UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 17, 2005

MATRITECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12128	4-2985132

(Commission File Number)	(I.R.S. Employer Identification No.)

330 Nevada Street, Newton, Massachusetts 02460

(Address of Principal Executive Offices)        (Zip Code)

(617) 928–0820

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On February 18, 2005, the Board of Directors of Matritech, Inc. adopted a Management Bonus Plan, (the “Plan”) following the recommendation of the Plan by the Compensation Committee of the Board. The Plan governs awards of cash incentive compensation to be paid, and restricted stock incentive compensation to be issued under Matritech’s 2002 Stock Option and Incentive Plan, to executive officers of the Company for performance during fiscal year 2005 and thereafter. The target incentive compensation for each executive officer position, and the essential terms of the restricted stock awards, are set forth in the Plan, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. On February 17, 2005, the Compensation Committee of the Board also established the corporate objectives to be used under the Plan for fiscal year 2005. These corporate objectives include target revenues and product sales, profit/loss overall and for the German subsidiary, and product development goals. The cash and restricted stock incentive compensation awards for the Chief Executive Officer and the President for fiscal year 2005 are based on the extent of achievement of these corporate objectives. On February 17, 2005, the Compensation Committee of the Board also approved individual objectives to be used under the Plan to award 50% of the cash and restricted stock incentive compensation to be paid to other executive officers with respect to their performance during fiscal year 2005. The other 50% of these executive officers’ incentive awards for 2005 performance will be based on the extent of achievement of the corporate objectives. The individual objectives are specifically tailored to performance of each executive officer other than the Chief Executive Officer and the President. These individual objectives include targets relating to revenues and sales, market penetration, increased product validation, customer service, regulatory compliance, financial metrics, capital resources and liquidity, margin levels, risk management, and product development. The Compensation Committee has discretion to determine achievement of the objectives and intends to meet in January or February of each year to make such determinations.

        On February 17, 2005, the Compensation Committee also approved stock ownership guidelines for the Chief Executive Officer and the President to set a goal of a minimum stock holding each of those officers should achieve within three years of adoption. For the Chief Executive Officer, the guideline provides for ownership of the lower of 150,000 shares or 4 times his base salary. For the President, the guideline provides for ownership of the lower of 100,000 shares or 2.5 times his base salary. All stock holdings of the executive or a member of his immediate family count towards the ownership target, including any unvested shares of restricted stock held, but unexercised stock options do not count towards the goal. For other executive officers, the Compensation Committee approved, on the same day, retention requirements for holding portions of the restricted stock shares awarded under the Management Bonus Plan until the executive officer achieves a target stock ownership of 50,000 shares, which is pro-rated for any executive officer who serves the Company on a part-time basis.

        On February 17, 2005, the Compensation Committee also approved stock option grant guidelines and new provisions relating to options for various levels of employees of the Company, including executive officers. The new grant guidelines for executive officers are the lower of the number of shares or the projected value of the option over its term, assuming a 5% annual increase in the share price through the term, with the same guidelines applying for an annual grant or an initial hire grant:

Grade Level	Number of shares	5% value

CEO	150,000-300,000	$300,000-$600,000
President	75,000-150,000	$150,000-$300,000
VP	25,000-50,000	$50,000-$100,000

The vesting provisions for options granted to executive officers provide for vesting of each option at 25% on each of the first four anniversaries of the date of grant, except for newly hired executive officers, whose initial vesting does not occur until the second anniversary of grant with respect to 50% of the shares covered by the option. All options will accelerate and fully vest upon a change of control of the Company. The length of each option will be seven years from the date of grant. Since adoption of these new provisions, no options have been granted to any executive officer.

Item 9.01  Financial Statements and Exhibits.

      (c) Exhibits.

The following Exhibits are filed as part of this report.

Exhibit No.	Description

99.1	Registrant's Management Bonus Plan adopted February 18, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRITECH, INC.

Date February 23, 2005	By: /s/ Stephen D. Chubb Name: Stephen D. Chubb Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Registrant's Management Bonus Plan adopted February 18, 2005.